Report of Independent Registered Public Accounting Firm

The Board of Directors
Sit Money Market Fund, Inc.
Sit U.S. Government Securities Fund, Inc.
Sit Mutual Funds II, Inc.
Sit Mutual Funds Trust:

In planning and performing our audits of the financial statements of Sit Money Market Fund, Inc., Sit U.S. Government Securities Fund, Inc., Sit Bond Fund (a series of Sit Mutual Funds II, Inc.), Sit Tax-Free Income Fund (a series of Sit Mutual Funds II, Inc.), Sit Minnesota Tax-Free Income Fund (a series of Sit Mutual Funds II, Inc.), and Sit Florida Tax-Free Income Fund (a series of Sit Mutual Funds Trust) for the year ended March 31, 2005, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Sit Mutual Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with U.S. generally accepted accounting priciples. Those controls include the safeguarding of assets against Unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under the standards of the Public Company Accounting Oversight Board (United States). A material weakness is a significant deficiency, or combination of significant deficiencies, that result in more than a remote likelihood that a meterial misstatement of the annual or interim financial statements will not be prevented or detected. However, we noted no matters involoving internal control and its operation, including controls for safeguarding securities, that we consider to be material Weaknesses as defined above as of March 31, 2005.

This report is intended solely for the information and use of management, the Board of Directors, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

KPMG LLP

Minneapolis, Minnesota
May 17, 2005